UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Nelnet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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121 SOUTH 13TH STREET SUITE 201 LINCOLN, NE 68508	p 402.458.2370 f 402.458.2399	www.nelnet.net NELNET, INC.

April 26, 2004

Dear Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to Nelnet, Inc.’s Annual Shareholders’ Meeting on Thursday, May 27, 2004 at the Embassy Suites, 1040 P Street, Lincoln, Nebraska at 2:00 p.m., Central Time. The notice of the meeting and proxy statement on the following pages contain information about the meeting.

Your participation in the Annual Meeting is important. We hope that you will be able to attend the meeting and encourage you to read the enclosed materials. At the meeting, members of the Company’s management team will discuss the Company’s results of operations and business plans and will be available to answer your questions. Regardless of whether you plan to attend, we urge you to vote your proxy at your earliest convenience.

Thank you for your support of Nelnet, Inc.

Sincerely,

Michael S. Dunlap
Chairman of the Board of Directors and Co-Chief Executive Officer

Nelnet, Inc.
121 South 13TH Street, Suite 201, Lincoln, Nebraska 68508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2004

April 26, 2004

TIME AND DATE	2:00 p.m., Central Time, on Thursday, May 27, 2004
PLACE	Embassy Suites 1040 P Street Lincoln, Nebraska 68508
ITEMS OF BUSINESS	At the Annual Meeting, shareholders will be asked to vote on the following items:
(1) Elect the Board of Directors for a term of one year; (2) Ratify the appointment of KPMG LLP as independent auditors for 2004; and (3) Conduct other business if properly introduced.
RECORD DATE	You can vote if you were a shareholder as of the close of business on April 15, 2004.
OTHER INFORMATION	Our 2003 Summary Annual Report and annual report on Form 10-K, which are not part of the proxy soliciting materials, are enclosed.
PROXY VOTING	The Board of Directors solicits your proxy and asks you to vote your proxy at your earliest convenience to be sure your vote is received and counted. The Board of Directors encourages you to attend the meeting in person. Whether or not you plan to attend the meeting, we ask you to sign, date and mail the enclosed proxy as promptly as possible in order to make sure that your shares will be voted in accordance with your wishes at the meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience. If you attend the meeting, you may vote by proxy or you may revoke your proxy and cast your vote in person. We recommend you vote by proxy even if you plan to attend the meeting.

By Order of the Board of Directors,

Edward P. Martinez
Corporate Secretary

Nelnet, Inc.
2004 PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT	1
General Information	1

VOTING	1

CORPORATE PERFORMANCE	3

PROPOSAL 1 – ELECTION OF DIRECTORS	4
Nominees	4

CORPORATE GOVERNANCE	5
Code of Business Conduct and Ethics for Directors, Officers and Employees	5
Board Composition and Director Independence	5
Governance Guidelines of the Board	5
Board Committees	6
Meetings of the Board	7
Compensation of Directors – Calendar Year 2003	7
Compensation of Directors – Calendar Year 2004	7

EXECUTIVE OFFICERS	8

EXECUTIVE COMPENSATION	9
Agreements with Employees	9
Summary Compensation Table	9
Indebtedness	10
Options/SARS/Restricted Stock/LTIPS	10
Employee Share Purchase Plan	10
Executive Officers Bonus Plan	10
Restricted Stock Plan	11
Compensation Committee Interlocks and Insider Participation	11

REPORT OF THE BOARD COMPENSATION COMMITTEE	12

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS	13
Stock Ownership	13
Section 16(a) Beneficial Ownership Reporting Compliance	16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16

REPORT OF THE BOARD AUDIT COMMITTEE	20

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT AUDITOR	20
Independent Accountant Fees and Services	21

OTHER SHAREHOLDER MATTERS	21
Other Business	21
Shareholder Proposals for 2005 Annual Meeting	21

MISCELLANEOUS	22

APPENDIX A – Audit Committee Charter	A-1

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nelnet, Inc. (the “Company”) for the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 27, 2004, at 2:00 p.m., Central Time, at the Embassy Suites, 1040 P Street, Lincoln, Nebraska 68508. The Annual Meeting will be held for the purposes set forth in the notice of such Annual Meeting on the cover page hereof. The Company’s 2003 Summary Annual Report and annual report on Form 10-K (each of which are not part of the proxy soliciting materials), this Proxy Statement and the form of Proxy are being mailed by the Company on or about April 26, 2004. Giving the Board of Directors your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify.

You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your ownership is recorded directly, you will receive a proxy card. Voting instructions are included on the proxy card. If your share ownership is beneficial (that is, your shares are held in the name of a bank, broker or other nominee, referred to as in “street name”), your broker will issue you a voting instruction form that you use to instruct them how to vote your shares. Your broker must follow your voting instructions. Although most brokers and nominees offer mail, telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

Your vote is important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

VOTING

Who Can Vote

You may vote if you owned Nelnet, Inc. Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, as of the close of business on April 15, 2004 (the “record date”). At the close of business on April 15, 2004, 39,624,243 and 14,023,454 shares of the Company’s Class A and Class B common stock, respectively, were outstanding and eligible to vote. The Class A common stock is listed on the New York Stock Exchange, under the symbol “NNI.” The Class B common stock is not listed on any exchange or market. At the Annual Meeting, each Class A and Class B shareholder will be entitled to one and 10 vote(s), respectively, in person or by proxy, for each share of common stock owned of record at the close of business on April 15, 2004. The stock transfer books of the Company will not be closed. The Secretary of the Company will make a complete record of the shareholders entitled to vote at the Annual Meeting available for inspection by any shareholder from April 28, 2004 through the date of the Annual Meeting at its headquarters in Lincoln, Nebraska at any time during usual business hours. Such records will also be available for inspection at the Annual Meeting.

As a matter of policy, the Company keeps proxies, ballots and voting tabulations that identify individual shareholders private. Such documents are available for examination only by certain representatives associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed, except as may be necessary to meet legal requirements.

How Do You Vote

You have two voting options:

  By mail by completing, signing, dating and returning the enclosed proxy card; or
  By attending the Annual Meeting and voting your shares in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the Annual Meeting.

If your Nelnet, Inc. shares are held in street name, your broker will issue you a voting instruction form. If you want to vote Nelnet, Inc. shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that is the record holder of your shares and present that proxy and proof of identification for entrance to the meeting.

What Are You Voting On

There are two proposals that will be presented for your consideration at the meeting:

  Electing nine directors; and
  Ratifying the appointment of KPMG LLP as the Company’s auditors for 2004.

Both proposals have been submitted on behalf of the Company’s Board of Directors.

Can You Change Your Vote

A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to the final vote at the Annual Meeting by either giving written notice of revocation to the Corporate Secretary, submitting a new signed proxy card with a later date or attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

A shareholder whose shares are owned beneficially through a bank, broker or other nominee must contact that entity to change or revoke a previously given proxy.

Quorum Needed To Hold the Meeting

In order to conduct the Annual Meeting, a majority of the Company’s shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the Annual Meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange rules allow banks, brokers and other nominees to vote shares held by them for a customer on matters that the New York Stock Exchange determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the shares because the matter is not considered routine under New York Stock Exchange rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the Annual Meeting, your shares will not be voted. If you hold your Nelnet, Inc. shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your share to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as discussed above. At the Annual Meeting, that would mean that the nominee can vote your shares on both proposals if you do not timely provide instructions for voting your shares.

Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this Proxy Statement.

What Vote is Needed

Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. At our Annual Meeting, the maximum number of directors to be elected is nine. Shares not voted, whether marked “ABSTAIN” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY” as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

With respect to the election of directors, shareholders of the Company, or their proxy if one is appointed, have cumulative voting rights under the laws of the State of Nebraska. That is, shareholders, or their proxy, may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many nominees as they may desire.

If a shareholder desires to vote cumulatively, he or she must vote in person or give his or her specific cumulative voting instructions to the designated proxy that the number of votes represented by his or her shares are to be cast for one or more designated nominees.

A majority of votes cast at the meeting is required to approve Proposal 2 (ratifying the appointment of KPMG LLP). Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

  “FOR” each of our nominees to the Board of Directors; and
  “FOR” ratifying KPMG LLP as our auditors.

A proxy, when executed and not revoked, will be voted in accordance with the authorization contained therein. Unless a shareholder specifies otherwise, all shares represented will be voted in accordance with our Board of Directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2004.

Cost of This Proxy Solicitation

The cost of soliciting proxies, including the preparation, assembly and mailing of material, will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by telephone, electronic communications or personal contact, for which they will not receive any additional compensation in respect of such solicitations. The Company will also reimburse brokerage firms and others for all reasonable expenses for forwarding proxy materials to beneficial owners of the Company’s stock.

Electronic Delivery of Proxy Materials

You can also access the Company’s Proxy Statement, 2003 Summary Annual Report and annual report on Form 10-K via the Internet at www.nelnet.net and clicking on our Investors link. For next year’s shareholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions on the accompanying proxy card. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect unless you revoke it by sending written request to:

Investor Relations
Nelnet, Inc.
8425 Woodfield Crossing Blvd.
Suite 401
Indianapolis, Indiana 46240

CORPORATE PERFORMANCE

The Company’s 2003 Summary Annual Report to shareholders and annual report on Form 10-K are included in the mailing with this Proxy Statement. We encourage you to read these items carefully.

The following graph compares the change in the cumulative total shareholder return on the Company’s Class A common stock to that of the cumulative return of the Dow Jones U.S. Total Market Index and the Dow Jones U.S. Financial Services Index. The graph assumes that the value of an investment in the Company’s Class A common stock and each index was $100 on December 11, 2003 (the date of the Company’s initial public offering of its Class A common stock), and that all dividends, if applicable, were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Company/Index	12/11/03	12/31/03	1/31/04	2/29/04	3/31/04
Nelnet, Inc.	$100.00	$102.75	$107.80	$108.03	$116.51
Dow Jones U.S. Total Market Index	$100.00	$103.71	$105.86	$107.35	$106.00
Dow Jones U.S. Financial Services Index	$100.00	$103.63	$108.18	$110.33	$111.08

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Shareholders are asked to elect nine directors to serve on the Board for a one-year term or until their successors are elected or appointed.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated each of the current directors for reelection.

The Board of Directors recommends that shareholders vote FOR the election of each nominee (named below) to the Board of Directors. Proxies will be so voted unless shareholders specify a contrary choice on their proxy card.

In the event that any nominee becomes unavailable for election for any reason, the shares represented by proxy will be voted for any substitute nominees designated by the Board, unless the proxy withholds authority to vote for all nominees. The Board of Directors knows of no reason why any of the persons nominated to be directors might be unable to serve if elected and each nominee has expressed an intention to serve if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

Listed below are the names of the nine nominees to serve as director, together with: their ages, the year during which they were first elected a director of the Company, their principal occupation(s) during the past five years and any other directorships they serve with publicly-held companies (if applicable).

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships
Michael S. Dunlap, 40 Director since January 1996	Chairman and Co-Chief Executive Officer, Nelnet, Inc.
• Chairman and Co-Chief Executive Officer, Nelnet, Inc., August 2003 – present; President and sole Chief Executive Officer, December 2001 – August 2003; Chairman of the Company’s predecessor in interest, January 1996 – December 2001
• President and Director, Farmers & Merchants Investment Inc. (“F&M”), the parent of Union Bank and Trust Company (“Union Bank”), January 1995 - present (F&M is an affiliate of the Company)
• Non-Executive Chairman, Union Bank, August 2003 – present; Chief Executive Officer, January 2001 – August 2003; Executive Vice President, January 1993 – January 2001 (Union Bank is an affiliate of the Company)
Stephen F. Butterfield, 51 Director since January 1996	Vice-Chairman and Co-Chief Executive Officer, Nelnet, Inc.
• Co-Chief Executive Officer, Nelnet, Inc., August 2003 - present; Vice-Chairman, March 2000 - present; Vice-Chairman of the Company's predecessor in interest, January 1996 - March 2000
• President, Student Loan Acquisition Authority of Arizona, January 1989 - February 2000
James P. Abel, 53 Director since August 2003	President and Chief Executive Officer, NEBCO, Inc. • President and Chief Executive Officer, NEBCO, Inc., 1983-present
Don R. Bouc, 57 Director since March 2000	President, Nelnet, Inc.
• President, Nelnet, Inc., March 2000 – present
• President, Nelnet Corporation (subsequently renamed Nelnet Corporate Services, Inc.), a subsidiary of Nelnet, Inc., March 2001 - present
• President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., May 1997 - March 2001
• President, Nebraska Higher Education Loan Program, Inc., or NEBHELP, 1990 - 1997
Thomas E. Henning, 51 Director since August 2003	Chairman, President and Chief Executive Officer, Security Mutual Life Nebraska and its subsidiary, Security Financial Life Insurance Company
• Chairman, President and Chief Executive Officer, Security Mutual Life Nebraska and its subsidiary, Security Financial Life Insurance Company, 1990 - present
• Director, Pine Lake Advisors, a subsidiary of Security Financial Life Insurance Company
Arturo R. Moreno, 57 Director since August 2003	President, Anaheim Angels Professional Baseball Team
• President, Anaheim Angels Professional Baseball Team, June 2003 — present
• President, Chief Operating Officer and Director, Outdoor Systems, Inc., 1984 - 1999

Brian J. O’Connor, 48 Director since August 2003	Senior Vice-President, Hutchinson, Shockey, Erley & Co.
• Senior Vice-President, Hutchinson, Shockey, Erley & Co., 1997 to present
• Director, Nelnet Education Loan Funding, Inc., a subsidiary of Nelnet, Inc., June 1998 - December 2003
Michael D. Reardon, 51 Director since December 2003	Chairman, HyperFlo Chief Executive Officer, Bandwidthfinders, LLC • Chairman, HyperFlo, 1997 — present • Chief Executive Officer, Bandwidthfinders, LLC, January 2004 — present
James H. Van Horn, 51 Director since March 2001	President and Chief Executive Officer, InTuition Development Holdings, LLC
• President and Chief Executive Officer, InTuition Development Holdings, LLC, June 2003 - present
• Executive Director, Nelnet, Inc., October 2002 - May 2003; Senior Vice President, March 2000 - October 2002
• President, InTuition, Inc., 1998 - June 2003 (Nelnet, Inc. purchased InTuition, Inc. in June 2000)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics for Directors, Officers and Employees

The Company has a written code of business conduct and ethics. The Company’s existing code of conduct applies to all of the Company’s directors, officers and employees, including the Company’s Co-Chief Executive Officers and Chief Financial Officer, and is designed to promote ethical and legal conduct. Among other items, the guidelines address the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. This code is available on the Company’s Web site at www.nelnetinvestors.net under “Governance.”

Board Composition and Director Independence

The Board of Directors is composed of a majority of independent directors as defined by the rules of the New York Stock Exchange. A director does not qualify as an independent Director unless the Board has determined pursuant to applicable legal and regulatory requirements that such Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).   The Board has adopted general standards to assist it in making such independence determinations. Compliance with the definition of “independent” Director is reviewed annually by the Nominating and Corporate Governance Committee.

In 2003, the Board evaluated commercial, consulting, charitable, familial and other relationships with each of its directors and entities where they are an executive officer, partner, member and/or significant shareholder. As part of this evaluation, the Board noted that none of the Directors received any consulting, advisory or other compensatory fees from the Company (other than services as a Director) or is a partner, member or principal of an entity that provided accounting, consulting, legal, investment banking, financial or other advisory services to the Company. Based on this independence review and evaluation, and on other facts and circumstances the Board deemed relevant, the Board, in its business judgment, determined that all of the Company’s directors and nominees are independent, with the exception of Messrs. Dunlap, Butterfield, and Bouc, who are all current employees of the Company and Mr. Van Horn, who is a former employee of the Company.

Our independent directors are responsible for reviewing and approving all new transactions, and any material amendments or modifications to existing transactions, between the Company and Union Bank or any other affiliated party. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS’.

Governance Guidelines of the Board

The Board’s governance is guided by the Company’s Corporate Governance Guidelines. The Board’s current guidelines are available at the Company’s Web site at www.nelnetinvestors.net under “Governance.” Among other matters, the guidelines include the following:

  A majority of the members of the Board must be independent directors.
  All directors stand for re-election every year.
  The Board undertakes an annual self-review.
  The Board and each Board Committee has the authority to engage independent or outside counsel, accountants or other advisors, as it determines to be necessary or appropriate. All related fees and costs of such advisors are paid by the Company.
  Board members have open communication with all members of management and counsel.

  The Board meets in executive session, without the presence of management. Anyone who has concern about the Company may communicate that concern directly to these Non-Employee Directors. Such communication may be mailed to the Corporate Secretary at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508.  All such communications will be forwarded to the appropriate Non-Employee Directors for their review. The Non-Employee Directors may take any action deemed appropriate or necessary, including the retention of independent or outside counsel, accountants or other advisors, with respect to any such communication addressed to them. No adverse action will be taken against any individual making any such communication to the Non-Employee Directors.

Board Committees

The Board uses committees to assist it in the performance of its duties. The standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each committee, other than the Executive Committee, is composed entirely of independent directors. The purposes of the Audit Committee, Compensation Committee and Nominating and Corporate Governance committee and their current members are set below.

Audit Committee — The Audit Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Audit Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.” The Audit Committee Charter is also attached to this Proxy Statement as Appendix A.

The Audit Committee is composed of Messrs. Henning, O’Connor and Reardon. Each member of the Audit Committee is (1) “independent” in accordance with the rules and regulations of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission and (2) sufficiently financially literate to enable him to discharge the responsibilities of an Audit Committee member. Mr. Henning has accounting and related financial management expertise and serves as the committee’s “audit committee financial expert”, as defined in the applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee provides assistance to the Board of Directors in its oversight of the integrity of the Company’s financial statements, the performance of the Company’s internal audit functions, the procedures undertaken by the independent auditors and the Company’s compliance with other regulatory and legal requirements. The Audit Committee discusses with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommends to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K. The Audit Committee also selects the independent auditors for the next year.

Compensation Committee — The Compensation Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Compensation Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.”

The Compensation Committee is composed of Messrs. Abel, Moreno and Reardon. The members of the Compensation Committee are (1) “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange, (2) “Non-Employee Directors” as defined in Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934 and (3) “Outside Directors” within the meaning of Rule 162(m) of the Internal Revenue Code of 1986. The Compensation Committee oversees the Company’s compensation and benefit policies. The Company’s compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of the Company’s shareholders. The Company’s compensation program combines two components: base salary and performance payments. The level of compensation is based on numerous factors, including achievement of results and financial objectives established by the Compensation Committee and the Board of Directors. Salary and performance payments are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies.

Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Nominating and Corporate Governance Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.”

The Nominating and Corporate Governance Committee is composed of Messrs. Henning, O’Connor and Reardon. The members of the Nominating and Corporate Governance Committee are “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on the Company’s Board of Directors, identifying members of the Board to serve on each Board committee, overseeing the evaluation by the Board of itself and its committees, identifying individuals to serve as officers of the Company and recommend such individuals to the Board, as well as developing and overseeing the Company’s internal corporate governance processes. The Company’s Corporate Governance Guidelines establish criteria for specific qualities and skills to be considered by the Nominating and Corporate Governance Committee as necessary for the Company’s directors to possess. This criteria includes, among other items, independence, diversity, integrity, understanding the Company’s corporate philosophy, valid business or professional knowledge, proven record of accomplishment with excellent organizations, ability to challenge and stimulate management and willingness to commit time and energy. The Nominating and Corporate Governance Committee has been given the responsibility to take all reasonable steps to identify and evaluate nominees for director and has adopted a policy requiring it to consider written proposals for director nominees received from shareholders of the Company. There is no difference in the manner in which the committee evaluates director nominees based on whether the nominee is recommended by a shareholder. All of the nominees identified in the Company’s proxy card are up for re-election and have been recommended by the committee.

The Company’s By-Laws include provisions setting forth the specific conditions under which persons may be nominated by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that nominee proposals from shareholders be in writing and that shareholders comply with the time-frame requirements described under “OTHER SHAREHOLDER MATTERS – Shareholder Proposals for 2005 Annual Meeting” for shareholder proposals not included in the Company’s Proxy Statement. A copy of such provisions is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Corporate By-Laws are also posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Corporate Documents.”

Executive Committee — The Executive Committee is composed of Messrs. Dunlap, Butterfield, Bouc and O’Connor. The Executive Committee, established by the Board of Directors, exercises all of the powers of the full Board in the management of the business and affairs of the Company, subject only to limitations as the Board of Directors may impose from time to time, or as limited by applicable law.

Meetings of the Board

The Board of Directors held eight meetings during the year ended December 31, 2003. All directors attended at least 75% of the meetings of the Board, except for Mr. Moreno, who was not able to do so due to business and other conflicts. In anticipation of the Company’s initial public offering of its Class A common stock, the Board established the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in August 2003. There was one meeting of the Audit Committee during 2003, of which all committee members attended. There were no meetings of the Compensation Committee or Nominating and Corporate Governance Committee in 2003.

Compensation of Directors – Calendar Year 2003

In 2003, each Non-Employee Director was paid $1,000 for each Board or committee meeting attended.

Compensation of Directors – Calendar Year 2004

Non-Employee Directors receive an annual retainer of $50,000. The Company also pays an additional annual retainer of $10,000 to those Non-Employee Directors who serve on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or the Executive Committee, as applicable. Non-Employee Directors also earn a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Directors, who are employees of the Company, do not receive any consideration for participation in Board meetings or committee meetings.

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a share-based compensation plan for Non-Employee Directors pursuant to which Non-Employee Directors have an election to receive their annual retainer fees in the form of cash or the Company’s Class A common stock. Up to 100,000 shares may be issued under the plan, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. If a Non-Employee Director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Non-Employee Directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on the Board of Directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from the Board of Directors.

Notwithstanding the foregoing, no election was available to any Non-Employee Director for annual retainer fees paid for 2004. Instead, the annual retainer fee for each Non-Employee Director for 2004 was paid in the form of a number of shares of Class A common stock determined by dividing the amount of the annual retainer fee by 85% of the December 2003 initial public offering price of the Company’s Class A common stock. The annual retainer fee for each Non-Employee Director for 2004 was payable by the Company as soon as practicable following the consummation of the Company’s initial public offering. These shares were issued on February 19, 2004.

This plan may be amended or terminated by the Board of Directors at any time, but no amendment or termination will adversely affect a Non-Employee Director’s rights with respect to previously deferred shares without the consent of the Non-Employee Director.

EXECUTIVE OFFICERS

Under the Company’s By-Laws, each executive officer holds office for a term of one year or until their successor is elected and qualified. The executive officers of the Company are elected by the Board of Directors at its annual meeting immediately following the annual meeting of shareholders.

The following sets forth the executive officers of the Company, their names, their ages, their positions with the Company, and if different, their business experience during the last five years.

See “PROPOSAL 1 — ELECTION OF DIRECTORS — Nominees” for biographical information regarding Messrs. Dunlap, Butterfield and Bouc.

Name and Age	Position and Business Experience
Terry J. Heimes, 39	• Chief Financial Officer and Executive Director in Charge of Finance, Nelnet, Inc., March 2001 - present
• Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 - October 2002; Vice President of Finance, October 1998 - March 2001
David A. Bottegal, 47	• Executive Director and Chief Marketing Officer, Nelnet, Inc., October 2002 - present
• Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., September 2001 - October 2002
• Vice President of Sales and Marketing, Sallie Mae, Inc., 1998 - 2001
Raymond J. Ciarvella, 47	• Executive Director and Chief Information Officer, Nelnet, Inc., May 2003 - present; Executive Director, March 2000 - May 2003; Chief Operating Officer, September 1993 - March 2000
Todd M. Eicher, 34	• Executive Director, Nelnet, Inc., May 2003 - present; Senior Vice President, July 1997 - May 2003
Matthew D. Hall, 44	• Executive Director, Nelnet, Inc., October 2002 – present • Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., 1992 - October 2002
Charles Hosea, 43	• Executive Director, Nelnet, Inc., October 2002 – present
• Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., June 2001 - October 2002
• President, GuaranTec LLP, a subsidiary of Nelnet, Inc., 1996 - present (Nelnet, Inc. purchased GuaranTec LLP in June 2001)
Dennis Leach, 50	• Executive Director, Nelnet, Inc., January 2001 – present
• Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., June 2000 - January 2001
• Vice President, InTuition, Inc., a subsidiary of Nelnet, Inc., April 1998 - January 2001 (Nelnet, Inc. purchased InTuition, Inc. in June 2000)
Edward P. Martinez, 50	• Executive Director and Secretary, Nelnet, Inc., August 2003 - present; General Counsel, April 1989 - present
Jeffrey R. Noordhoek, 38	• Executive Director, Nelnet, Inc., October 2002 - present; Vice President, January 1996 - March 2001
• Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 - October 2002
Richard H. Pierce, 61	• Executive Director, Nelnet, Inc., October 2002 – present
• Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., January 2001 - October 2002
• Chief Executive Officer and President, MES Foundation, 1983 - January 2001
Dominic Rotondi, 49	• Executive Director, Nelnet, Inc., August 2003 – present
• President, Charter Account Systems, Inc., a subsidiary of Nelnet, Inc., 1980 - present (Nelnet, Inc. purchased Charter Account Systems, Inc. in May 2002)

Cheryl Watson, 43	• Executive Director, Nelnet, Inc., October 2002 – present
• Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., April 2002 - October 2002
• President, EFS, Inc., a subsidiary of Nelnet, Inc., July 2002 - present
• Vice President and Treasurer, Sallie Mae, Inc., August 2000 - June 2001
• President and Chief Financial Officer, USA Group Secondary Market Services, Inc., January 2000 – June 2001; various manager and officer positions, May 1988 – December 2000

EXECUTIVE COMPENSATION

Agreements with Employees

In August 2003, Mr. Ciarvella, the Company’s Executive Director and Chief Information Officer, received a bonus of $897,000 in connection with the termination of his employment agreement.

In May 2001, Mr. Pierce, the Company’s Executive Director in charge of Portfolio Management, entered into an employment agreement with one of the Company’s subsidiaries, Nelnet Corporate Services, Inc. The agreement extends until April 2006, after which it renews for successive one-year terms unless terminated earlier by Nelnet Corporate Services, Inc. or Mr. Pierce upon the occurrence of certain events or upon 90 days’ notice from either party prior to the end of the initial term or any renewal term. Mr. Pierce received a base salary of $382,000 in 2001, which amount gradually decreases until it reaches $300,000 in 2006. In addition, Mr. Pierce is entitled to receive an annual bonus tied to the Company’s pretax earnings, which shall not exceed $700,000. Nelnet Corporate Services, Inc. shall continue to pay Mr. Pierce’s base salary and a pro-rated portion of the bonus he would have received during the year his employment terminates, if Nelnet Corporate Services, Inc. terminates the agreement without cause or if Mr. Pierce resigns from his position with good reason, in each case as defined in the employment agreement. The agreement also prohibits Mr. Pierce from having any business-related contact with competitors, customers or service providers of Nelnet Corporate Services, Inc. or any of its affiliates so long as Mr. Pierce continues to receive compensation payments from Nelnet Corporate Services, Inc.

We do not have employment agreements with any of our other Named Executive Officers (as defined below).

Summary Compensation Table

The table below sets forth summary information relating to compensation paid for services rendered during the fiscal years ended December 31, 2003 and 2002, with respect to the compensation paid and bonuses granted to the Company’s Co-Chief Executive Officers as well as each of the Company’s other four most highly compensated executive officers (collectively, the “Named Executive Officers”), each of whose aggregate compensation during the last fiscal year was greater than $100,000. Messrs. Dunlap and Butterfield’s annual salaries, effective August 1, 2003, are $1,000,000 each, and Mr. Bouc’s annual salary, effective August 1, 2003, is $350,000. In addition, they are each entitled to receive bonus compensation as described below under “Executive Officers Bonus Plan.” Salaries and bonuses are paid at the discretion of the Board of Directors.

		Annual compensation(a)			All other compensation
Name and principal position	Year	Salary ($)	Bonus ($)(b)		($)(c)

Michael S. Dunlap	2003	713,462	398,353		8,192
Co-Chief Executive Officer	2002	450,000	675,198		2,642

Stephen F. Butterfield	2003	713,462	398,353		8,192
Co-Chief Executive Officer	2002	450,000	675,198		2,642

Don R. Bouc(d)	2003	485,692	398,353		8,600
President	2002	700,000			1,830

Terry J. Heimes	2003	220,000	550,000	(e)	8,360
Chief Financial Officer	2002	179,167	150,000		5,232

Raymond J. Ciarvella	2003	224,692	1,107,000	(f)	8,576
Executive Director and Chief Information Officer	2002	240,000	510,000		6,076

Richard H. Pierce	2003	383,394	558,521		8,600
Executive Director	2002	380,000	700,000		6,100

(a) Executive officers may receive perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(b) Amounts, excluding amounts paid for the termination of consulting and employment agreements, represent bonuses paid in 2004 and 2003 for services rendered during the 2003 and 2002 calendar years, respectively.

(c) Amounts represent matching contributions under our 401(k) plan in the following amounts: Mr. Dunlap $8,000 (2003) and $2,450 (2002), Mr. Butterfield $8,000 (2003) and $2,450 (2002), Mr. Bouc $8,000 (2003) and $1,710 (2002), Mr. Heimes $8,000 (2003) and $4,872 (2002), Mr. Ciarvella $8,000 (2003) and $5,500 (2002), and Mr. Pierce $8,000 (2003) and $5,500 (2002); and premiums on life insurance in the following amounts: Mr. Dunlap $192 (2003 and 2002), Mr. Butterfield $192 (2003 and 2002), Mr. Bouc $600 (2003) and $120 (2002), Mr. Heimes $360 (2003 and 2002), Mr. Ciarvella $576 (2003 and 2002), and Mr. Pierce $600 (2003 and 2002).

(d) $298,000 and $650,000 of Mr. Bouc's salary was paid by Great Plains Financial, LLC in 2003 and 2002, respectively, which had a consulting arrangement with the Company. This agreement was terminated in July 2003. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(e) Amount includes a bonus of $408,000 paid to Mr. Heimes in August 2003 in connection with the termination of a consulting arrangement with Great Plains Financial, LLC. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(f) Amount includes a bonus of $897,000 paid to Mr. Ciarvella in August 2003 in connection with the termination of his employment agreement.

Indebtedness

No loans were outstanding to any executive officers or members of the Board of Directors during 2003, with the exception of a loan to Mr. Pierce, an executive officer. The largest amount owed by Mr. Pierce in 2003 was $658,200. This loan was paid off in March 2004. The rate of interest charged to Mr. Pierce was the prime rate as published in the Wall Street Journal, adjusted quarterly.

Options/SARS/Restricted Stock/LTIPS

The Company does not have any stock option, SAR or other long-term incentive plans, other than the restricted stock plan (discussed below), and no stock options, SARS or restricted shares have been issued.

Employee Share Purchase Plan

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, an employee share purchase plan pursuant to which employees and employees of designated subsidiaries will be entitled to purchase the Company’s Class A common stock. The employee share purchase plan is intended to enhance the Company’s ability to attract and retain employees and to better enable such persons to participate in the Company’s long-term success and growth.

The Company’s Compensation Committee will administer the employee share purchase plan. Subject to the express provisions of the employee share purchase plan, the Compensation Committee has the power to determine the terms and conditions of each offering of shares to employees under the plan, and it has the authority to adopt and revise rules governing the plan and to interpret the terms and provisions of the plan.

A total of 1,000,000 shares of the Company’s Class A common stock are reserved for issuance under the employee share purchase plan, subject to equitable adjustment by the Compensation Committee in the event of stock dividends, recapitalizations and other similar corporate events. All of the Company’s employees and those employees of participating subsidiaries, other than those whose customary employment is 20 hours or less per week, who have been employed for at least six months, or another period determined by the Compensation Committee not in excess of two years, will be eligible to purchase Class A common stock under the plan. The participating subsidiaries will be those designated by the Compensation Committee to participate in the employee share purchase plan.

The plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The plan will allow participating employees to purchase Class A common stock through payroll withholding. The plan provides for consecutive six-month offering periods (or other periods of not more than 27 months, as determined by the Compensation Committee) under which participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase the Company’s Class A common stock at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be the lesser of 85% of the fair market value of the Company’s Class A common stock at the beginning or end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase stock under the plan cannot accrue at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

The employee share purchase plan will terminate when all shares authorized to be issued under it have been exhausted. The Board of Directors may discontinue the employee share purchase plan at any time and may amend it from time to time.

Executive Officers Bonus Plan

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted an executive officers bonus plan pursuant to which the Company’s Co-Chief Executive Officers and President will be entitled to receive annual bonus compensation based upon the Company’s consolidated net income before taxes. The purpose of the executive officers bonus plan is to provide the Co-Chief Executive Officers and President with an opportunity to earn annual bonus compensation as an incentive and reward for their leadership, ability and exceptional services. The Compensation Committee administers the executive officers bonus plan.

The Co-Chief Executive Officers and President will each be entitled to receive an annual bonus equal to 0.85% of the Company’s consolidated net income before taxes, computed in accordance with generally accepted accounting principles. The President’s annual bonus may not exceed $500,000. Annual bonuses payable under the plan will be paid in cash after the end of each calendar year.

The Board of Directors may terminate the executive officers bonus plan and may amend it from time to time, but no termination or amendment will adversely affect the rights of an executive to a previously earned but unpaid bonus.

Restricted Stock Plan

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a restricted stock plan. The restricted stock plan is intended to provide incentives to attract, retain and motivate employees in order to achieve long-term growth and profitability objectives. The restricted stock plan provides for the grant to eligible employees of awards of restricted shares of the Company’s Class A common stock. An aggregate of 1,000,000 shares of the Company’s Class A common stock have been reserved for issuance under the restricted stock plan, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. Shares of the Company’s Class A common stock issued pursuant to the restricted stock plan will be either authorized but unissued shares or treasury shares.

The Company’s employees and the employees of subsidiaries and affiliates will be eligible to be granted awards of restricted stock under the restricted stock plan. The restricted stock plan will be administered by the Compensation Committee or such other board committee (or the entire Board of Directors) as may be designated by the Board of Directors. The committee will determine which eligible employees receive awards and the terms and conditions of these awards. The committee will have authority to waive conditions relating to an award or accelerate vesting of awards. In addition, the Co-Chief Executive Officers will have the authority to make awards under the restricted stock plan to employees not subject to Section 16 of the Exchange Act, subject to limitations imposed by the committee.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the committee may impose. Such restrictions will lapse under circumstances as the committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria. Except as otherwise determined by the committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

The Company currently anticipates that awards of restricted shares will only be granted if certain performance goals are met. Moreover, it is the Company’s current intention that, once granted, the awards will vest ratably over a multi-year period, provided the employee remains employed through the applicable vesting dates.

The restricted stock plan may be amended, suspended or terminated by the Board of Directors at any time, in whole or in part. However, any amendment for which shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Company’s Class A common stock may then be listed or quoted will not be effective until such shareholder approval has been obtained. In addition, no amendment, suspension or termination of the restricted stock plan may materially and adversely affect the rights of a participant under any award theretofore granted to him or her without the consent of the affected participant.

The restricted stock plan is effective as of November 13, 2003. Unless earlier terminated, the restricted stock plan will expire on November 13, 2013, and no further awards may be granted there under after such date.

Compensation Committee Interlocks and Insider Participation

The Company’s current members of the Compensation Committee are Messrs. Abel, Moreno and Reardon, none of who are, or has been, an officer or employee of the Company. Prior to August 2003, Messrs. Dunlap, Butterfield, Bouc, Pierce and K. Jon Kern, a former Executive Director of the Company, participated in deliberations concerning executive officer compensation. No member of the Company’s current Compensation Committee serves or in the past has served as a member of another entity’s Board of Directors or compensation committee, which entity has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is made up of independent, non-employee Board members. The Committee is responsible for reviewing all aspects of the compensation for the Co-Chief Executive Officers (“CEO’s”), President and other executive officers of Nelnet, Inc. (the “Company”).

Each year the Committee asks the Company to present a proposed compensation plan for executive officers. When establishing the proposed compensation plan, a goal of the Company is to offer a total compensation potential that is competitive with that offered at peer companies. The peer group for compensation purposes includes companies with workforce size, revenues, assets and market value within a range above and below the Company’s levels. The group is reviewed annually and changes are made as appropriate to reflect changes in the industry. The Company believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total shareholder value; therefore, peer groups will not directly correspond to the broad list of institutions that make up the indices shown on page 3.

The Company’s proposed compensation plan is reviewed and approved by the Committee. To ensure independence, the Committee meets in executive session without management to determine and approve the compensation plan. The Committee coordinates with the Board of Directors to monitor the performance of the CEO’s and other executive officers throughout the year to ensure that compensation being provided meets the performance requirements of the compensation plan. The Committee has the authority to retain an independent compensation consultant to provide data, analysis and counsel, as it deems necessary.

Executive Compensation Philosophy and Policy

It is the Company’s policy, as approved by the Committee, to provide an “employer of choice” environment for all of its employees. It is also the Company’s policy to provide an environment that will attract, motivate and retain executive officers that provide the Company leadership, industry success and performance results. This consists of providing base salaries that are competitive with other comparable positions in the marketplace with appropriate peer group companies, employee benefit programs that are likewise comparable with the programs provided by employers in the same competitive marketplace and the opportunity for outstanding performers to earn additional compensation through a pay for performance program. It is the intent of these policies to align the interests of executive officers with the interests of the shareholders.

It is the Committee’s position that compensation policies and practices comply with all applicable laws, rules and regulations. The Committee requires the Company to consider the compensation of all levels of positions within the Company in order to provide appropriate context for making compensation decisions at executive levels.

Components of Executive Compensation

Compensation paid to the executive officers for 2003 consisted of base salaries and performance payments. The performance payments are directly related to the Company’s and the individual’s performance. The Company does not offer any executive officers any plan of any nature that grants them options to acquire the Company’s stock.

Base Salaries

Base salaries for the Company’s executive officers are based upon an evaluation of responsibilities, market comparisons from regularly scheduled compensation surveys and an assessment of each individual’s performance. Salaries are managed so that they are within a median range of the survey results, which ensures the Company can attract and retain the best executive talent. Changes in base salaries of executive officers depend upon projected changes in the external market as well as individual contributions to the Company’s performance. All base salaries are paid in cash.

Performance Payments

Performance payments for executive officers are available when the Company reaches a certain pre-determined corporate financial target for a fiscal year. If the pre-determined financial target is achieved, executives are eligible for a performance payment that is based upon a formula that increases the payment amount as corporate earnings exceed the targeted goal. In addition to financial results, each executive’s individual performance is considered to determine the final amount of performance payment earned. Performance payments are paid in cash, though the Company may in the future entertain paying a portion or all of performance payments in stock.

Compensation for the Co-Chief Executive Officers and President

The Committee annually recommends approval to the Board of Directors the compensation of Michael S. Dunlap and Stephen F. Butterfield, the CEO’s. The base salaries of Messrs. Dunlap and Butterfield represent comparable salaries for CEO’s of peer group public companies of the Company’s size and leadership position in their industries, their years of experience in the Company’s industry and reflects their position as significant shareholders in the Company. Base salaries are paid in cash.

Mr. Dunlap, Mr. Butterfield, and Don Bouc, the Company’s President, are eligible for performance payments when corporate performance reaches a certain pre-determined financial target. When the financial target is reached for the fiscal year, these individuals each receive performance payments that equal 0.85% of the Company’s consolidated net income before income taxes, computed in accordance with generally accepted accounting principles. Mr. Bouc’s annual performance payment cannot exceed $500,000.

Messrs. Dunlap and Butterfield’s annual salaries, effective August 1, 2003, are $1,000,000 each, and Mr. Bouc’s annual salary, effective August 1, 2003, which will be payable by the Company, is $350,000. Prior to August 1, 2003, Messrs. Dunlap and Butterfield’s annual salaries were each $450,000. Mr. Bouc’s annual salary, payable by the Company, prior to August 1, 2003 was $50,000. Great Plains Financial, LLC, which had a consulting arrangement with the Company, also paid Mr. Bouc a salary of $298,000 during 2003. This agreement was cancelled in July 2003.

For 2003, the Company paid Mr. Dunlap a base salary of $713,462 and a performance payment of $398,353 (which represents $297,262 paid in cash and $101,091 of personal travel expenses). For 2003, the Company paid Mr. Butterfield a base salary of $713,462 and a performance payment of $398,353 (which represents $388,994 paid in cash and $9,359 of personal travel expenses). In addition, for 2003, the Company paid Mr. Bouc a base salary of $187,692 and a performance payment of $398,353 (which represents $397,072 paid in cash and $1,281 of personal travel expenses). As discussed previously, Mr. Bouc was also paid a salary of $298,000 during 2003 by Great Plains Financial, LLC.

As leaders of the Company, Messrs. Dunlap and Butterfield are focused on creating long term success for the Company and as significant shareholders, their personal wealth is tied directly to the continued long-term growth in the Company’s value.

Employee Share Purchase Plan

The Committee has recommended and the Board of Directors has approved, but not yet implemented, an Employee Share Purchase Plan that will provide eligible employees the opportunity to purchase the Company’s stock at a discount. Subject to qualifications and restrictions as provided for in the Employee Share Purchase Plan document, employees will be able to periodically purchase the Company’s stock at 85% of its then current fair market value. In conjunction with the Committee’s policy, the Employee Share Purchase Plan will encourage and enable employees to become stakeholders in the Company and to promote an ownership perspective. It is anticipated the Employee Share Purchase Plan will be initiated in 2004.

Policy on Deductibility of Compensation

The Company’s pay polices as described above are oriented upon a pay for performance philosophy. U.S. federal tax laws (Section 162(m) of the Internal Revenue Code of 1986, as amended) impose a limitation on the Company’s U.S. income tax deductibility of senior executive compensation unless it is “performance based” under the tax rules. The Company’s executive performance award and any long-term incentive programs are stockholder approved and are designed to comply with the requirements of Section 162(m). These policies do not preclude the Committee from making payments or awards, when appropriate, to provide incentives to and to retain key executives, whether or not they may qualify for such deductibility. The Committee believes that the compensation received by the executive officers in 2003 will not be subject to the deductibility limitation.

The foregoing report on compensation is provided by the following Directors who constitute the Compensation Committee:

James P. Abel, Chairman
Arturo R. Moreno
Michael D. Reardon

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

Stock Ownership

The authorized common stock of the Company consists of 615,000,000 shares, $0.01 par value. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock. The Company also has authorized 50,000,000 shares of preferred stock, $0.01 par value.

The table on the following page sets forth information as of February 13, 2004, regarding the beneficial ownership of each class of the Company’s common stock by:

  each person, entity or group known by the Company to beneficially own more than five percent of the outstanding shares of any class of common stock;
  each of the Named Executive Officers;
  each incumbent director and each nominee for director; and

  all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a share of the Company’s common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.

The number of shares of Class B common stock for each person in the table below assumes such person does not convert any Class B common stock into Class A common stock. Unless otherwise indicated in a footnote, the address of each five percent beneficial owner is c/o Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. Unless otherwise indicated in a footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Beneficial Ownership as of February 13, 2004

	Number of shares beneficially owned					Percentage of shares beneficially owned(1)			Percentage of combined voting power of all classes of stock(2)

Name	Class A		Class B		Total	Class A	Class B	Total

Michael S. Dunlap	16,211,021	(3)	9,830,204	(4)	26,041,225	40.9%	70.1%	48.6%	63.7%
Stephen F. Butterfield	–		5,779,941	(5)(6)	5,779,941	–	41.2%	10.8%	32.1%
Angela L. Mulheisen	18,170,416	(7)	2,000,000	(8)	20,170,416	45.9%	14.3%	37.6%	21.2%
Union Bank and Trust
Company(9)	5,323,044		2,000,000		7,323,044	13.4%	14.3%	13.7%	14.1%
Packers Service
Group, Inc.(10)	11,068,604		–		11,068,604	27.9%	–	20.6%	6.2%
Don R. Bouc(11)	1,391,363		–		1,391,363	3.5%	–	2.6%	*
Terry J. Heimes	218,190		–		218,190	*	–	*	*
Hilario J. Arguinchona(12)	527,900		–		527,900	1.3%	–	*	*
David A. Bottegal	450,610		–		450,610	1.1%	–	*	*
Raymond J. Ciarvella	350,104		–		350,104	*	–	*	*
Todd M. Eicher(13)	402,301		–		402,301	1.0%	–	*	*
Matthew D. Hall	204,901		–		204,901	*	–	*	*
Charles Hosea	115,080		–		115,080	*	–	*	*
Dennis Leach	22,500		–		22,500	*	–	*	*
Edward P. Martinez(14)	92,381		–		92,381	*	–	*	*
Jeffrey R. Noordhoek(15)	750,000		–		750,000	1.9%	–	1.4%	*
Richard H. Pierce	460,740		–		460,740	1.2%	–	*	*
Dominic Rotondi	17,600		–		17,600	*	–	*	*
Cheryl Watson	75,000		–		75,000	*	–	*	*
James P. Abel(16)	3,000		–		3,000	*	–	*	*
Thomas E. Henning	5,000		–		5,000	*	–	*	*
Arturo R. Moreno	10,000		–		10,000	*	–	*	*
Brian J. O’Connor	10,000		–		10,000	*	–	*	*
Michael D. Reardon(17)	2,000		–		2,000	*	–	*	*
James H. Van Horn	115,080		–		115,080	*	–	*	*
Executive officers and
directors as a group
(22 persons)	21,615,398		14,023,454		35,638,852	55.3%	100.0%	67.1%	90.3%

*	Less than 1%.

(1)	Based on 39,601,834 shares of Class A common stock and 14,023,454 shares of Class B common stock outstanding as of February 13, 2004.

(2)

These percentages reflect the different voting rights of the Company’s Class A common stock and Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by the Company’s shareholders.

(3)

Consists of shares owned by entities which Mr. Dunlap may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, of which Mr. Dunlap is a director and president and owns 28.3% of the outstanding capital stock, 842,417 shares owned by Union Bank as Trustee for the University of Nebraska Foundation and 4,300,000 shares owned by Union Bank as Trustee under several grantor retained annuity trusts (the “Class A GRATs”). Mr. Dunlap is non-executive chairman of and controls Union Bank through Farmers & Merchants Investment Inc., of which Mr. Dunlap is a director and president and owns or controls 38.4% of the outstanding voting stock. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Bank as Trustee for the University of Nebraska Foundation and under the Class A GRATs. He also disclaims beneficial ownership of the shares held by Packers Service Group, except to the extent of his pecuniary interest therein.

(4)

Includes 1,701,000 shares owned by Mr. Dunlap’s spouse, 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Dunlap is chairman and owns 50.0% of the outstanding capital stock, and 2,000,000 shares owned by Union Bank as Trustee under two grantor retained annuity trusts (the “Class B GRATs”). Mr. Dunlap disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Mr. Dunlap also disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs, except for his retained beneficial interest in 1,400,000 shares of Class B common stock held in trust on his behalf under one of the Class B GRATs.

(5)	Does not include 600,000 shares of Class B common stock held by Union Bank as Trustee under one of the Class B GRATs in which Mr. Butterfield has a retained beneficial ownership.

(6)

Includes 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Butterfield is a director and president and owns 50.0% of the outstanding capital stock. Mr. Butterfield disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein.

(7)

Includes 88,864 shares jointly owned by Ms. Mulheisen and her spouse, 851,000 shares owned by her spouse and 16,211,021 shares that are owned by entities that Ms. Mulheisen may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, of which Ms. Mulheisen is a director and owns or controls 27.0% of the outstanding capital stock, 842,417 shares owned by Union Bank as Trustee for the University of Nebraska Foundation and 4,300,000 shares owned by Union Bank as Trustee under the Class A GRATs. Ms. Mulheisen, the sister of Michael S. Dunlap, is a director, president and chief executive officer of and controls Union Bank through Farmers & Merchants Investment Inc., of which Ms. Mulheisen is a director and executive vice president and owns or controls 35.9% of the outstanding capital stock. Ms. Mulheisen disclaims beneficial ownership of the shares held by Union Bank as Trustee for the University of Nebraska Foundation and as Trustee under the Class A GRATs, except for her retained beneficial interest in 1,700,000 shares of Class A common stock held in trust on her behalf and on behalf of her spouse under two of the Class A GRATs. She also disclaims beneficial ownership of the shares held by Packers Service Group, except to the extent of her pecuniary interest therein. The address for Ms. Muhleisen is c/o Union Bank and Trust Company, P.O. Box 82529, Lincoln, Nebraska 68501.

(8)	Includes 2,000,000 shares owned by Union Bank as Trustee under the Class B GRATs. Ms. Mulheisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs.

(9)

The Class A common stock beneficially owned by Union Bank consists of 842,417 shares owned as Trustee for the University of Nebraska Foundation and 4,480,627 shares owned as Trustee under the Class A GRATs. The Class B common stock beneficially owned by Union Bank is owned as Trustee under the Class B GRATs. The address for Union Bank is P.O. Box 82529, Lincoln, Nebraska 68501; Attention: Angela L. Mulheisen.

(10)	The address for Packers Service Group is c/o Nelnet, Inc., 121 South 13th Street, Lincoln, Nebraska 68508; Attention: Michael S. Dunlap.

(11)

Includes 1,191,303 shares owned by Great Plains Financial, LLC, a limited liability company of which Mr. Bouc is the sole member; does not include 300,000 shares of Class A common stock held by Union Bank as Trustee under one of the Class A GRATs in which Mr. Bouc has a retained beneficial ownership and 580,627 shares of Class A common stock held by Union bank under Class A GRATs in which his spouse has a retained beneficial ownership.

(12)	Mr. Arguinchona retired as Executive Director of the Company and President of IFA, a subsidiary of Nelnet, Inc., on March 12, 2004.

(13)	Includes 310,170 shares owned by The Judy Eicher & Todd Eicher Partnership, of which Mr. Eicher is a general partner.

(14)	Includes 250 shares owned by Mr. Martinez’s daughter.

(15)	Does not include 300,000 shares of Class A common stock held by Union Bank as Trustee under one of the Class A GRATs in which Mr. Noordhoek has a retained beneficial ownership.

(16)	Includes 500 shares owned by Mr. Abel’s spouse.

(17)	These shares are owned jointly by Mr. Reardon and his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of common stock. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 2003, all filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the Company’s directors and members of management beneficially own shares of stock or other ownership interests in other entities with which the Company does business and, in some cases, they serve on the Board of Directors and/or as executive officers of one or more such entities. These related parties include:

• Union Bank and Trust Company and Farmers & Merchants Investment Inc., or Farmers & Merchants — Union Bank is controlled by Farmers & Merchants, which owns 80.9% of Union Bank’s stock. Michael S. Dunlap, the Company’s Co-Chief Executive Officer, owns or controls 38.4% of the stock of Farmers & Merchants, while Mr. Dunlap’s sister, Angela L. Mulheisen, owns or controls 35.9% of such stock. Mr. Dunlap serves as a director and president of Farmer & Merchants and as non-executive chairman of Union Bank. Ms. Mulheisen serves as director and executive vice president of Farmers & Merchants and as a director, president and chief executive officer of Union Bank. At February 13, 2004, Union Bank beneficially owned 13.7% of the Company’s common stock as Trustee for the University of Nebraska Foundation and for the Class A and Class B Grantor Retained Annuity Trusts, or GRATs. Farmers & Merchants does not own 5% or more of the Company’s stock; however, the stock holdings of both Union Bank and Farmers & Merchants are deemed to be beneficially owned by both Mr. Dunlap and Ms. Mulheisen, respectively. At February 13, 2004, Mr. Dunlap beneficially owned 48.6% of the Company’s outstanding common stock, and Ms. Mulheisen beneficially owned 37.6% of the Company’s outstanding common stock.

• Packers Service Group, Inc., or Packers Service Group — Packers Service Group beneficially owned 20.6% of the Company's common stock at February 13, 2004. Mr. Dunlap owns 28.3% of the stock of Packers Service Group and also serves as president and a director of that corporation. Ms. Mulheisen owns or controls 27.0% of the stock of Packers Service Group and also serves as one of its directors.

• Union Financial Services, Inc., or Union Financial — Union Financial is 50% owned by Mr. Dunlap and 50% owned by Stephen F. Butterfield, the Company's Co-Chief Executive Officers. Mr. Butterfield also serves as president of Union Financial. Union Financial does not own 5% or more of the Company's common stock; however, its holdings are deemed to be beneficially owned by both Messrs. Dunlap and Butterfield. At February 13, 2004, Mr. Butterfield beneficially owned 10.8% of the Company's outstanding common stock.

• Great Plains Financial, LLC, or Great Plains — Great Plains is controlled by Don R. Bouc, who is its sole member as well as the Company’s President. Great Plains does not own 5% or more of the Company’s common stock; however, its holdings are deemed to be beneficially owned by Mr. Bouc. At February 13, 2004, Mr. Bouc beneficially owned 2.6% of the Company’s outstanding common stock.

• UFS Securities, LLC, or UFS Securities — UFS Securities is one of the Company’s wholly owned subsidiaries; however, prior to August 2003, it was owned by Packers Service Group and Union Financial.

In 2003, the directors and members of management of the Company referenced above resigned from all executive officer positions they held with these entities, except for Mr. Dunlap, who remains president of Packers Service Group and Farmers & Merchants, and Mr. Butterfield, who remains president of Union Financial.

The chart below sets forth the total payments the Company made to each of the above-mentioned related parties for the year ended December 31, 2003:

Related Party	Aggregate payments for the year ended December 31, 2003
(dollars in thousands)
Union Bank and Trust Company	$9,691
Packers Service Group, Inc.	1,785
Great Plains Financial, LLC	1,734
UFS Securities, LLC	1,449

Transactions with Union Bank

The Company has entered into a series of agreements with Union Bank, including transactions to sell interests in student loans to Union Bank in its capacity as trustee, to purchase student loans from Union Bank, to provide student loan servicing to Union Bank, to sublease real estate from Union Bank and to provide consulting services to and receive consulting services from Union Bank. Union Bank is a major source of student loan origination and sales volume for the Company, and these purchases were accomplished through a series of freestanding loan purchase agreements until 1997. In June 1997, Union Bank entered into a commitment to sell to the Company rights with respect to future originations of guaranteed student loans which exceed the annual aggregate amount of $120 million; however, Union Bank holds an option to retain 25% of its originations in excess of $240 million in a given year and to retain the rights to any of the remaining 75% of originations in excess of $240 million by paying an amount equal to the amount by which the fair market value of such originations exceeds the principal balance. The Company pays Union Bank a purchase price equal to 100% of the outstanding principal balance and accrued and unpaid interest on the loans purchased pursuant to this agreement, and also reimburses Union Bank for origination fees required to be paid to the Department of Education (50 basis points of the principal balance), for origination costs ($25.00 per purchased loan) and any borrower incentive program costs offered. The Company also paid to Union Bank a one-time amount of $3.5 million in 1997 to acquire these origination rights. The Company granted to Union Bank an option to sell up to $120 million of federally guaranteed student loans per year at the same purchase price described above. During 2003, the Company paid to Union Bank an aggregate sum of approximately $9.5 million plus the outstanding balances of loans purchased from Union Bank pursuant to this agreement and related purchases. The Company purchased an aggregate of approximately $726 million of student loans from Union Bank in 2003 pursuant to this agreement and related loan purchase agreements. This agreement renews automatically for successive one-year terms unless both parties mutually agree to terminate it.

Effective January 1999, the Company entered into an agreement with Union Bank to reimburse certain of Union Bank’s student loan-related marketing expenses arising from Union Bank engaging in its ordinary student loan marketing activities. Union Bank agreed to bear the first $240,000 of annual marketing costs incurred by it. In April 2001, as a part of an amendment to this agreement, the Company agreed to assume the bulk of marketing responsibilities for Union Bank and to hire Union Bank’s marketing personnel if Union Bank decided to reduce its marketing personnel commitment. The amendment adjusted the marketing expense sharing arrangement to more closely approximate a prorated portion of the costs associated with the volume of loans acquired from Union Bank. During 2003, the Company received from Union Bank marketing expenses in the net amount of approximately $1.0 million. This marketing expense reimbursement agreement is coterminous with the student loan origination transfer agreement described in the preceding paragraph. As consideration for the assumption of the costs with respect to Union Bank’s marketing employees, Union Bank granted the Company rights to hire its marketing personnel, transferred servicing and origination software to the Company and increased the origination fee paid from $6.00 per loan to $25.00 per loan. The $25.00 origination fee that Union Bank agreed to pay the Company for originating Union Bank’s student loans is reimbursed to Union Bank when the Company acquires those loans from Union Bank pursuant to the agreement described in the preceding paragraph. The Company’s obligation to share Union Bank’s marketing expenses is indirectly related to the volume of originations resulting from such marketing efforts.

In 1999, the Company entered into a 360-day commitment with Union Bank to purchase its federally guaranteed student loans, in which Union Bank retained rights pursuant to the agreement above at par. This purchase commitment has been renewed annually for successive terms after its inception. The commitment has grown into an obligation to purchase an aggregate amount of up to $1.25 billion of student loans from Union Bank. The consideration the Company received is Union Bank’s obligation to sell $37.5 million of student loans per year at a premium of 1.5% above par. In accordance with the terms of this agreement, in 2003, Union Bank sold student loans with an aggregate outstanding balance of approximately $37.5 million, which was included in the $726 million aggregate sale figure referenced above. Union Bank has also granted the Company a right to purchase student loans it may wish to sell to third parties and, if such right is exercised, the purchase price will be 101.5% of outstanding principal and 100% of accrued interest. Such rights to purchase are applicable to loans in which Union Bank retains origination rights (the first $120 million per year originated and 25% of the originations in excess of $240 million per year). This purchase commitment agreement is terminable by either party by the giving of notice of termination at least 90 days prior to the end of the then current 360-day term.

Pursuant to a June 2001 agreement, Union Bank, in its capacity as trustee for various grantor trusts, agreed to purchase from the Company up to $750 million of participation interests in student loans. In 2003, the Company retained a portion of the interest earned from the participated loans at a rate equal to the difference between the borrower’s interest rate on the loans and the 90-day commercial paper rate plus 30 basis points (changed to the 90-day commercial paper rate plus 22.5 basis points pursuant to an amendment effective February 2004). However, the Company also must continue to pay the servicing costs with respect to such participated loans. The Company sold to Union Bank, as trustee, participation interests with balances of approximately $223 million as of December 31, 2003. The Company has the option to purchase the participation interests from these grantor trusts at the end of a 364-day term upon termination of the participation certificate. The agreement automatically renews for additional 364-day terms unless either party gives notice to terminate. The agreement is also terminable by either party upon five business days’ notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to the Company on a short-term basis.

The Company has serviced loans for Union Bank since 1978, and, pursuant to a servicing agreement dated January 1, 1998, as amended, the Company charges a standard origination and servicing fee at a level substantially commensurate to those charged to the majority (in terms of volume of loans serviced) of the Company’s non-affiliated servicing clients. Those fees are as follows: $1.67 per Stafford or PLUS loan per month in school; $2.92 per Stafford or PLUS loan per month other than in school; $2.89 per loan per month for consolidation loans; and $25.00 per loan origination fee. Union Bank paid the Company fees pursuant to this servicing agreement aggregating approximately $5.4 million in 2003. The Company’s accounts receivable as of December 31, 2003 included approximately $1.1 million for loan servicing fees due from Union Bank. The servicing agreement is for a month-to-month term, subject to a removal fee of $13.32 per loan and a deconversion fee of $10.66 per loan. The Company may terminate the agreement in the event of a material uncured breach.

Beginning in May 2001, the Company subleased 4,124 square feet of office space from Union Bank at a price of $9.16 per square foot and 320 square feet of storage space for $3.00 per square foot. These terms are the same rental terms as are charged to Union Bank by the non-affiliated landlord. During 2003, the Company made rent payments to Union Bank of approximately $38,000. This sublease agreement is coterminous with the master lease between Union Bank and the non-affiliated landlord.

Starting in June 2001, the Company obtained the right to acquire from Union Bank 100% of the participation interests in an unspecified volume of private loans which comply with the Company’s internal underwriting criteria (as modified from time to time). On these participations, the Company earns 100% of the borrower interest rate, less servicing costs thereon in an amount equal to 1% per annum of the aggregate average outstanding principal balances of such participations. The parties mutually agree upon the volume of such participations from time to time. In 2003, the Company did not purchase any participation interests in private loans pursuant to this agreement. The agreement is subject to termination upon 30 days’ notice by either party.

In December 2000, the Company entered into an agreement to assist Union Bank in marketing and providing program operations related to the Nebraska College Savings Plan, or the College Savings Plan, a plan under Section 529 of the Code. Union Bank has agreed to pay the Company fees in an amount equal to 50% of the net profits, if any, associated with Union Bank’s program management agreement with the College Savings Plan. Union Bank is entitled to a fee as program manager pursuant to its program management agreement with the College Savings Plan and is not entitled to other payments pursuant to that agreement. The Company has agreed to share 50% of the expenses relating to the program, up to a capped amount of $1.25 million over the life of the agreement, as well as 50% of mutually agreeable costs related to the program operations, if any, which exceed the aggregate of $1.25 million. In 2003, the Company received a net fee of approximately $458,000 arising from this agreement. This consulting and services agreement terminates when Union Bank’s program manager agreement with the College Savings Plan terminates, in approximately eight years.

Since October 1998, the Company has invested in student loans from time to time by establishing several grantor trusts with Union Bank as trustee for Union Bank’s Short Term Federal Investment Trust. As a grantor, the Company places cash into the trust account, and Union Bank uses such cash to acquire interests in student loans on the Company’s behalf. The Company earns the yield on the student loans purchased by the trust and pays to Union Bank a trustee fee in an amount ranging from 75 basis points to 375 basis points per annum of amounts invested, depending upon the type of investment asset being acquired in the trust account. The Company had approximately $71.1 million invested in these trusts or deposited at Union Bank in operating accounts, of which approximately $60.9 million is cash collected for customers, as of December 31, 2003. Union Bank has created in excess of 1,000 similar Short Term Federal Investment Trusts with non-affiliated trust beneficiaries, and the fees and terms applicable to the trust agreements it has entered into with the Company are the same as the fees charged by Union Bank to the majority (in terms of assets) of non-affiliated persons. As trustee, Union Bank has agreed to return the Company’s funds invested in these trusts or assets held on the Company’s behalf in these trusts upon 30 days’ notice from the Company at any time and thus terminate the trusts. The Company utilizes these trust arrangements as a short-term investment facility. Interest income earned by the Company on the amounts invested in these trusts was $1.0 million in 2003.

In January 2001, the Company, Union Bank and UFS Securities (which was then controlled by Messrs. Dunlap and Butterfield, but which the Company subsequently has acquired), entered into an employee sharing arrangement with respect to a small group of employees. The arrangement requires each counter party receiving services from any such employee to pay for the share of the employee’s salary and payroll equal to the approximate percentage of such employee’s time devoted to such recipient. This agreement renews automatically for one-year terms unless the parties mutually agree not to renew. There was no employee sharing between these entities under this agreement in 2003.

The Company has retained Union Bank to administer the Company’s 401(k) profit sharing plan pursuant to a series of agreements, the most recent of which was entered into in April 2003. The fees charged by Union Bank are commensurate with those Union Bank charges to other employee benefit customers. The Company paid Union Bank the sum of approximately $105,000 in 2003 for these services, based upon fees ranging between 0.125% and 0.25% of the plan assets, plus a record keeping fee, depending upon the aggregate of plan assets. This agreement may be terminated upon 60 days’ notice from either party.

In April 2004, the Company acquired a 100% ownership interest in SLAAA Acquisition Corp. (“SLAAA”). SLAAA, as assignee, is party to an April 2002 agreement in which Union Bank committed to sell to SLAAA an aggregate of $300 million of student loans between April 2003 and April 2007, at a purchase price equal to 4% above par.

Transactions with Farmers & Merchants and Its Related Parties

In August 2001, the Company provided to The First Marblehead Corporation, or First Marblehead, and each special purpose entity, or SPE, named in the agreement a guarantee of liabilities of First National Bank Northeast, or First National, pursuant to indemnity covenants given by First National to First Marblehead with respect to a sale of loans from First National to First Marblehead. The Company’s liability under such guarantee is limited to an aggregate amount of $10 million, plus costs incurred by First Marblehead with respect to recovery efforts. In consideration for such guarantee, First Marblehead agreed to pay or cause a SPE to pay the Company the sum of 1% of the outstanding balance of private loans sold by First National to First Marblehead. This guarantee remains in effect until First Marblehead and the SPEs receive written notice from the Company to discontinue the guarantee or until all obligations of First National pursuant to its indemnity of First Marblehead are paid in full. The Company earned nothing in 2003 from this agreement and has not paid out any sums pursuant to the indemnity covenants there under. Mr. Dunlap is a director of First National, and Farmers & Merchants owns, indirectly, approximately 25% of the outstanding capital stock of that financial institution.

In September 2000, the Company engaged Farmers & Merchants, one of the Company’s shareholders at the time, as well as the holding company of Union Bank, to provide consulting services with respect to financial matters, merger and acquisition activities, student loan marketing and legislative support and other advisory matters. In 2003, the Company paid consulting fees of approximately $1.8 million to Packers Service Group, as assignee of Farmers & Merchants. This agreement was terminated in March of 2003.

The Company obtained an unsecured operating line of credit from Farmers & Merchants in November 2001. The interest rate charged to the Company was equal to 165 basis points above 30-day LIBOR, which was the same cost to Farmers & Merchants from a third-party credit provider at the time to cover Farmers & Merchants’ lending commitment. The commitment amount under this line of credit was $30 million, which was drawn upon and later repaid in full as of the end of 2002. The Company borrowed no funds under this agreement in 2003 and this line of credit was terminated on August 1, 2003. In January 2002, the Company entered into an intercreditor agreement with Farmers & Merchants and Bank of America, N.A., pursuant to which Farmers & Merchants agreed to subordinate certain of its rights as one of the Company’s lenders to the rights of Bank of America. This agreement terminated in February 2004

Transactions with Miscellaneous Related Parties

In December 2000, the Company entered into an agreement to obtain consulting services on a broad range of matters from Great Plains. Don R. Bouc, the Company’s President and a Director, owned a 75% interest in Great Plains, and Terry J. Heimes, Chief Financial Officer and an Executive Director of the Company, owned a 7% interest. The Company paid Great Plains consulting fees of approximately $1.7 million during 2003 pursuant to this agreement, a portion of which constituted payment for Mr. Bouc’s consulting services provided to the Company during 2003. This agreement was terminated in July 2003.

Since January 2001, the Company has owned a 50% voting interest in a technology firm, 5280 Solutions, Inc., or 5280 Solutions, which provided the Company with contract programming and related technological support starting in January 2002. In 2003, the Company paid 5280 Solutions approximately $4.7 million for its services. At December 31, 2003, $496,000 was payable by the Company to 5280 Solutions. Since March 2002, the Company has owned 50% of FirstMark Services, LLC, or FirstMark Services. In March 2002, FirstMark Services agreed to provide subcontracting servicing functions on the Company’s behalf with respect to private loan services. The Company incurred expenses with respect to private loan servicing provided by FirstMark Services of approximately $5.5 million in 2003. Firstmark paid the Company approximately $667,000 in 2003 for administrative support services provided to Firstmark. The Company also provided a $2.5 million operating line of credit to FirstMark Services in March 2002, which expires in March 2005. At December 31, 2003, FirstMark Services owed the Company $565,000 under this line of credit.

UFS Securities Transactions with Miscellaneous Related Parties

Prior to August 2003, Packers Service Group and Union Financial owned UFS Securities, LLC. In August 2003, the Company acquired a 100% ownership interest in UFS Securities for a purchase price of $2.6 million. Thus, although transactions with UFS Securities prior to August 2003 would have been treated previously as affiliate transactions, such transactions are now with the Company’s wholly owned subsidiary. The Company has retained UFS Securities in a series of advisory arrangements pursuant to which UFS Securities provides advisory services in connection with the Company’s offerings of debt securities. The Company paid approximately $1.4 million in fees to UFS Securities prior to August of 2003.

In December 2002, UFS Securities retained Union Bank to administer the UFS Securities 401(k) profit sharing plan for fees that are commensurate with those charged to other 401(k) profit sharing plans. No fees were paid to Union Bank in 2003 pursuant to this agreement. Either party upon 60 days’ notice may terminate this agreement. If UFS Securities terminates this agreement before a one-year term, it must pay liquidated damages to Union Bank.

In August 2001, UFS Securities entered into an agreement with Farmers & Merchants pursuant to which UFS Securities, for a fee equal to the amount received by Farmers & Merchants, assists with the performance of mortgage loan consulting services that Farmers & Merchants provides for a bank. UFS Securities received fees of approximately $234,000 in 2003 from this agreement. This agreement terminates when the agreement between Farmers & Merchants and the third-party bank terminates. In August 2003, UFS Securities entered into an agreement with Union Bank to provide mortgage loan consulting services. UFS Securities received fees for these services of approximately $111,000 in 2003.

In March 2001, UFS Securities began serving as distributor on behalf of Union Bank for all advisor-sold accounts with the College Savings Plan. UFS Securities is entitled to approximately 10 basis points of plan assets pursuant to this agreement. Either party upon 30 days’ notice may terminate this agreement. In November 2001, UFS Securities began acting as distributor on behalf of Union Bank for the TD Waterhouse accounts within the College Savings Plan. This agreement terminates upon termination of the

TD Waterhouse distribution agreement for the College Savings Plan. UFS Securities received payments aggregating approximately $131,000 from these agreements in 2003.

In October 2002, UFS Securities agreed to act as the principal underwriter for the Stratus Funds, Inc., or Stratus Funds, a group of mutual funds associated with Union Bank and of which Mr. Dunlap serves as president. UFS Securities did not receive any fees in 2003 pursuant to this agreement. This agreement has a one-year term that renews automatically, with the Stratus Funds’ prior approval, for successive one-year terms unless terminated by a vote of the majority of the Board of Directors, including a majority of disinterested directors, of the Stratus Funds or a majority of its shareholders. UFS Securities may also terminate this agreement on 60 days’ notice. In April 2000, UFS Securities leased office space and office amenities from Union Bank at the rate of $15.00 per square foot, or $1,000 per month. This agreement terminates in April 2005, but will automatically renew for successive one-year terms unless either party terminates upon written notice. In March 2001, UFS Securities, together with Union Bank, hired Adminisystems, Inc., one of the Company’s affiliates, which the Company refers to as Adminisystems, and Union Bank, to perform certain administrative services in connection with the investment portfolios maintained by the College Savings Plan. The fees to be paid under this agreement equal 40% of the distribution fees that UFS Securities receives with respect to certain accounts placed with the College Savings Plan. UFS Securities paid Adminisystems approximately $87,000 in 2003. Any party upon 60 days’ notice may terminate this agreement.

In March 2000, Farmers & Merchants furnished a $1 million unsecured line of credit to UFS Securities with interest accruing at the prime rate. No monies have ever been drawn or advanced on this line. The initial term of this line of credit expires in March 2005.

In April 2002, UFS Securities retained Union Financial to provide consulting services in connection with an advisory agreement between UFS Securities and J.P. Morgan Securities Inc. This agreement is coterminous with the advisory agreement between UFS Securities and J.P. Morgan Securities Inc. UFS Securities paid to Union Financial the sum of approximately $3.8 million in 2003 pursuant to this agreement.

In June 2000, Union Bank agreed to permit UFS Securities to gain certain access to Union Bank customers by permitting marketing efforts in Union Bank facilities, in consideration for 90% of UFS Securities’ gross commissions, after deducting trading and closing expenses. UFS Securities paid Union Bank approximately $238,000 in 2003 pursuant to this agreement.

REPORT OF THE BOARD AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) is responsible for providing independent, objective oversight of Nelnet, Inc.‘s (the “Company”) financial reporting process, and internal controls. The Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Committee operates under a written charter approved by the Board of Directors. A copy of the current charter is attached to this Proxy Statement as Appendix A.

The Company’s management is responsible for the Company’ s internal controls and financial reporting processes. The Company’s independent public accountants, KPMG LLP (“KPMG”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Committee has met with management and the independent accountants, KPMG, to review and discuss the December 31, 2003 audited consolidated financial statements. The Committee discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, by the Audit Standards Board of the American Institute of Certified Public Accountants. The Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Committee discussed with the independent accountants their independence. The Committee discussed with KPMG relationships that may have direct or indirect impact on their objectivity and independence. The Committee also considered whether KPMG’s provision of non-audit services was compatible with maintaining that firm’s independence.

Based upon the Committee’s discussions, reviews and representations made by management and KPMG, the Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

Brian J. O'Connor, Chairman
Thomas E. Henning
Michael D. Reardon

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee selects the Company’s independent auditor. This proposal is put before the shareholders because the Board believes that it is good corporate practice to seek shareholder ratification of the selection of the independent auditor. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors for 2004.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of KPMG LLP. Unless marked to the contrary, proxies will be voted FOR the ratification of the appointment of KPMG LLP as independent auditors for 2004.

Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Independent Accountant Fees and Services

Aggregate fees for professional services rendered by KPMG LLP as of and for the years ended December 31, 2003 and 2002 are set below.

	2003	2002

Audit	$1,289,803	$331,036
Audit-Related	373,490	268,000
Tax	353,540	533,927

Total	$2,016,833	$1,132,963

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the Securities and Exchange Commission.

Audit-Related fees were for assurance and other services related to service provider compliance reports, employee benefit plan audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance and planning.

The Audit Committee’s pre-approval policy and procedures are outlined in its charter. The Audit Committee is the sole authority to appoint, retain and terminate the Company’s independent auditor, which reports directly to the Audit Committee. The Audit Committee is directly responsible for the evaluation, compensation (including as to fees and terms) and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, are paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor, including the services described above, are pre-approved by the Audit Committee, subject to applicable laws, rules and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

As discussed previously, the Board of Directors established the Audit Committee in August 2003 in anticipation of its initial public offering of its Class A common stock. All audit, audit-related and tax fees were approved by the a Audit Committee subsequent to the committee’s commencement in August 2003.

OTHER SHAREHOLDER MATTERS

Other Business

On the date of mailing this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the Annual Meeting other than the matters described herein. However, if any such matter is properly presented at the Annual Meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the Annual Meeting.

Shareholder Proposals for 2005 Annual Meeting

Shareholder proposals intended to be presented at the 2005 Annual Meeting of Shareholders, set for May 26, 2005, must be received at the Company’s offices at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary, on or before December 28, 2004, to be eligible for inclusion in the Company’s 2005 proxy materials. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Proxy Rules”). The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law, and other legal requirements and without seeking to have the proposal included in the Company’s Proxy Statement pursuant to the Proxy Rules. The Company’s By-Laws provide that the Secretary of the Company must receive any such proposal or nominations for the Company’s 2005 Annual Meeting by February 5, 2005 (90 days before the 2005 Annual Meeting date). The notice must contain the information required by the Company’s By-Laws. A proxy may confer discretionary authority to vote on any matter at a meeting if the Company does not receive notice of the matter within the time frame described above. A copy of the Company’s By-Laws is available at the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Corporate Documents” or is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “CORPORATE PERFORMANCE”, “REPORT OF THE BOARD COMPENSATION COMMITTEE”, and “REPORT OF THE BOARD AUDIT COMMITTEE” (to the extent permitted under the Securities and Exchange Act of 1933 (the “1933 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “1934 Act”), and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

Appendix A

Nelnet, Inc.
Audit Committee Charter

Organization

The Board of Directors of Nelnet, Inc. (the “Company”) shall designate annually, based upon the recommendation of the Nominating and Governance Committee of the Board of Directors, an Audit Committee comprised of three or more Directors, who may be removed by the Board of Directors in its discretion. Each member of the Audit Committee shall be, as determined and disclosed by the Board of Directors, (1) “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC) and (2) sufficiently financially literate to enable him or her to discharge the responsibilities of an Audit Committee member (or he or she must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee). Additionally, at least one member of the Audit Committee shall have accounting or related financial management expertise and qualify as an “audit committee financial expert,” as defined in applicable rules and regulations of the SEC. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall comply with and satisfy the rules and regulations of the SEC, applicable securities laws, the rules and regulations of the NYSE and all other applicable laws, rules and regulations. The Audit Committee shall report regularly to the Board of Directors.

A Chairman of the Audit Committee shall be elected annually by the Board of Directors, based upon the recommendation of the Nominating and Governance Committee.

Purpose

The primary purpose of the Audit Committee is to assist the Board of Director’s oversight of (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications, independence and performance, (3) the performance of the Company’s internal audit function and (4) the Company’s compliance with legal and regulatory requirements. The Audit Committee shall also function as the Company’s qualified legal compliance committee (“QLCC’), as defined under applicable SEC rules and regulations.

The Audit Committee shall prepare the audit committee report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement, or, if the Company does not file a proxy statement, in the Company’s annual report on Form 10-K filed with the SEC, in accordance with applicable rules and regulations.

While the Audit Committee recognizes the importance of its role, it is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete, accurate and prepared in accordance with generally accepted accounting principles (“GAAP”), or to certify the Company’s financial statements. These are the responsibilities of management and the independent auditor. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report. The Audit Committee shall assist the Board of Directors in overseeing management’s fulfillment of its responsibilities in the financial reporting process of the Company. The Audit Committee also shall be directly responsible for the oversight of the independent auditor’s fulfillment of its responsibilities in the financial reporting process of the Company.

Meetings

The Audit Committee shall meet at least four times each year, or more frequently as it deems necessary or appropriate to carry out its responsibilities, and may, m its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. Meetings of the Audit Committee shall be called by the Chairman of the Audit Committee, the Chairman of the Board, the Vice-Chairman of the Board, or the President of the Company. All such meetings shall be held pursuant to the By-laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed in the Company’s records. In order to foster open communication, the Audit Committee shall meet periodically senior management, the head of the Company’s internal audit department and the independent auditor in separate private sessions to discuss any matters that the Audit Committee or any such persons believe appropriate and may also ask members of management or others to attend Audit Committee meetings and provide pertinent information as necessary.

Relationship With Independent Auditors

The Audit Committee shall have the sole authority to appoint, retain and terminate the Company’s independent auditor, which shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the evaluation, compensation (including as to fees and terms) and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, shall be paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor shall be pre-approved by the Audit Committee, subject to applicable laws, rules and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

Powers and Responsibilities

A. Oversight of the Company's Financial Statements and Disclosure Practices

The Audit Committee shall:

     1. Discuss with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K.

     2. Discuss with management and the independent auditor the Company’s quarterly financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     3. Review the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting and the certifications required to be made by any officer of the Company in each of the Company’s quarterly reports on Form 10-Q and the Company’s annual report on Form 10-K (the “Periodic Reports”).

     4. Prepare the annual report referred to under "Purpose" above.

     5. Review all reports from the independent auditor pursuant to applicable laws, rules and regulations concerning:

          (a) all critical accounting policies and practices to be used;

          (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

          (c) other material written communications between management and the independent auditor, such as any management letter or schedule of unadjusted differences.

     6. Discuss with the independent auditor certain matters related to the conduct of the audit pursuant to Statement of Auditing Standards No. 61, as amended, including any:

          (a) problems or difficulties encountered by the independent auditor in the course of the audit work;

          (b) restrictions on the scope of the independent auditor's activities or access to information;

          (c) significant disagreements with management;

          (d) communications between the independent auditing team and such team’s national office with respect to auditing or accounting issues presented by the engagement;

          (e) accounting adjustments noted or proposed by the independent auditor, but not adopted by the Company; and

          (f) management or internal control letters issued or proposed to be issued by the independent auditor and the Company’s response to that letter.

     7. Discuss generally with management the types of information to be disclosed and presentations to be made in connection with the Company’s (a) issuance of earnings press releases (including the Company’s use of “pro forma” or “adjusted” non-GAAP financial information), and (b) ‘disclosure of financial information, earnings releases and earnings guidance to analysts and rating agencies. The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

     8. Discuss the Company’s policies and guidelines which govern the Company’s risk assessment and risk management efforts as well as discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

     9. Review and discuss with management and the independent auditor as it deems necessary or appropriate:

          (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

          (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and

          (c) the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the Company’s financial statements.

     10. Review disclosures made to the Audit Committee by the Company’s Co-Chief Executive Officers and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

B. Oversight of the Company’s Independent Auditor

The Audit Committee shall:

     1. Obtain and review a report from the independent auditor on at least an annual basis describing:

          (a) the internal quality control procedures of such independent auditor;

          (b) any material issues raised by the independent auditor’s most recent internal quality control review or peer review and any steps taken to deal with such issues;

          (c) any material issues raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor and any steps taken to address such issues; and

          (d) all relationships between the independent auditor and the Company.

     2. Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the services provided by the independent auditor and the opinions of management and the Company’s internal auditors, and report such conclusions to the Board of Directors.

     3. Evaluate the lead (or coordinating) audit partner having primary responsibility for the audit, taking into account the opinions of management and the Company’s internal auditors.

     4. Ensure the required rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the independent audit, and consider whether it is appropriate or necessary, in order to assure continuing independence, to rotate the Company’s independent auditor on a regular basis.

     5. Recommend to the Board of Directors policies with respect to the employment of current and former employees of the independent auditor who were engaged on the Company’s account.

     6. Review and discuss with management and the independent auditor the proposed plan and overall scope of the Company’s annual audit.

C. Oversight of the Company’s Internal Audit Function

The Audit Committee shall:

     1. Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan (including explanations for any deviations from such plan) and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits and management’s responses.

     2. Discuss with management and the independent auditor the responsibilities, budget and staffing of the internal audit department and any recommended changes in the planning and scope of the Company’s annual internal audit plan.

     3. Approve in advance the appointment and replacement of the senior internal auditing executive.

D. Oversight of the Company's Compliance with Legal and Regulatory Requirements

The Audit Committee shall:

     1. Obtain assurance from the independent auditor that the Company is in compliance with the provisions of Section 10A of the Securities Exchange Act of 1934, as amended.

     2. Review with management and the independent auditor the Company’s Code of Business Conduct and Ethics for Directors, Officers and Employees (the “Code of Conduct”), which prohibits unethical or illegal activities by the Company’s directors, officers and employees, as well as review the actions taken to monitor compliance with the Code of Conduct.

     3. Review with management, the independent auditor and the Company’s counsel any legal, regulatory and environmental matters that may have a material impact on the Company’s financial statements or accounting policies.

     4. Establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding the Company’s accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

     5. Review and assess on an annual basis the compliance with all applicable laws, rules and regulations, including those of the SEC and the NYSE, specifically applicable to the composition and responsibilities of the Audit Committee.

E. Qualified Legal Compliance Committee

The Audit Committee, in its capacity as a QLCC, shall establish written procedures for the privileged and confidential receipt, retention and consideration of reports to the QLCC by the Company’s internal legal officer or any other attorney representing the Company of evidence of a materiel violation of the securities laws, breaches of fiduciary duties or similar violations.

Additional Powers and Responsibilities

The Audit Committee shall have the authority to engage and obtain advice and assistance from independent or outside legal counsel, accountants and other advisors as it determines necessary or appropriate to carry out its duties. All related fees and costs of such advisors, as determined by the Audit Committee, shall be paid promptly by the Company in accordance with its normal business practices. The Company shall also pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall, on an annual basis, review and reassess the adequacy of this Charter and conduct an evaluation of the Audit Committee’s own performance during such past year.

The Audit Committee shall perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors Nominees:				FOR	AGAINST	ABSTAIN
	01 James P. Abel 02 Don R. Bouc 03 Stephen F. Butterfield 04 Michael S. Dunlap 05 Thomas E. Henning	06 Arturo R. Moreno 07 Brian J. O'Connor 08 Michael D. Reardon 09 James H. Van Horn	ITEM 2–	APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐
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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NELNET, INC.

      The undersigned hereby appoints Michael S. Dunlap and Stephen F. Butterfield, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Nelnet, Inc. Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 27, 2004 at 2:00 p.m. Central or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

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